Exhibit 10.8

GOVERNMENT REGULATION

We are subject to regulation primarily in the UK, Ireland and the European Community. The regimes which affect our business include broadcasting, telecommunications and competition (anti-trust) laws and regulation.

Broadcasting and Telecommunications Regulation

United Kingdom

Our Television Services Licenses

The broadcasting services provided by us are regulated by the UK Independent Television Commission (“ITC”) as satellite television services (“STS”) and digital program services (“DPS”) pursuant to the United Kingdom Broadcasting Act 1990 as amended and supplemented by the Broadcasting Act 1996 (together, the “Broadcasting Acts”).

We and our broadcasting joint ventures each currently hold an STS license for each of our respective channels and for a number of other broadcasting services. An STS license permits the operation of an STS service but does not confer on an STS licensee the right to use any specified satellite, transponder or frequency to deliver the service. STS licenses are granted for a period of ten years and new licenses are issued by the ITC if certain minimum objective criteria are met. We have also been issued a DPS License, which is required for the distribution of our channels via DTT, and hold various ancillary service licenses, including that relating to the electronic programme guide for digital satellite services which is further discussed below.

Finally, the ITC has granted BSkyB a local delivery service license which entitles BSkyB to retail television services over cable (including ADSL) networks in the UK.

ITC Powers

The ITC has authority to impose fines, shorten the license period or revoke a license if the licensee breaches or fails to remedy a breach of any license condition or to comply with any direction which the ITC lawfully gives. In common with all television licenses issued by the ITC, our licenses impose on us an obligation to comply with the Codes and Directions issued by the ITC from time to time. The Codes include requirements as to impartiality and accuracy of news programming, requirements as to taste and decency and the portrayal of sex and violence, and restrictions on the quantity and content of advertisements.

The ITC may revoke a license in order to enforce the restrictions contained in the Broadcasting Acts on the ownership of media companies or in the event that the characteristics of the licensee change so that it would not be granted a new license. The ITC may also vary the conditions of licenses issued under the Broadcasting Acts. In addition, the Broadcasting Acts prohibit “disqualified persons” from holding licenses. Disqualified persons include any bodies whose objects are wholly or mainly of a political or religious nature and advertising agencies.

Audience Share

Television companies (other than the BBC as the state-owned public service broadcaster) are not entitled to expand their activities so as to exceed 15% of total television audience share in the UK. If this audience share were exceeded, then the Broadcasting Acts empower the ITC to take steps to reduce this audience share to below 15%. The ITC’s ultimate sanction is license revocation. We are currently well within the 15% limit. These provisions are expected to be amended by proposed legislation (embodied in the draft Communications Bill discussed in more detail later in this section under the heading “Proposed Legislation”).

Media Ownership

The UK’s rules in respect of media ownership, which are contained in the Broadcasting Acts, continue to preclude us (for as long as the Group is ultimately owned as to over 20% by News Corporation or another member of the same group) from acquiring more than a 20% interest in the principal UK commercial public service licenses

(which include Channel 3 regional licenses or the “five” license) or in certain radio businesses. The UK’s rules in respect of media ownership are expected to be amended by proposed legislation (embodied in the draft Communications Bill discussed in more detail later in this section under the heading “Proposed Legislation”).

Digital Terrestrial Television

The Broadcasting Act 1996 established a framework for the development of digital terrestrial television (“DTT”) broadcasting in the UK. Three of the six available “multiplex” frequencies are used to transmit public service and other channels. The remaining three were used by ITV Digital (formerly ONdigital) to provide a commercial pay television service, which included six subscription channels supplied by Sky. In March 2002, the shareholders of ITV Digital, Carlton and Granada, withdrew their support and the company was placed in administration. Following unsuccessful attempts to restructure the business, the service was closed in April 2002.

Following the closure of ITV Digital, the DTT licenses previously held by ITV Digital were put out to tender by the ITC. On July 4, 2002, the ITC announced that it had made a conditional decision to award the multiplex licenses previously held by ITV Digital to the BBC and Crown Castle for an initial 12 year term. As part of an agreement with Crown Castle, BSkyB has agreed initially to supply versions of three channels, namely Sky News, Sky Sports News and Sky Travel, unencrypted free-to-air via the DTT platform. On August 16, 2002, the ITC confirmed its conditional decision of July by granting the licenses for multiplexes C and D to Crown Castle and the license for multiplex B to the BBC.

Listed Events — Limits on Exclusive Distribution Rights

The Broadcasting Act 1996 provides that no UK broadcaster may undertake the exclusive live broadcast of certain sporting or other events of national interest designated by the Secretary of State from time to time (“listed events”), whether on a free-to-air or subscription basis, without the previous consent of the ITC. The effect of these rules is that many leading sports events cannot be shown exclusively live on pay TV. In addition, each of our STS licenses forbids the showing of listed events on a pay-per-view basis. The category of listed events is not fixed and the Secretary of State may, at any time, add events to the category of listed events or remove events from the category of listed events following consultation with the BBC, the Welsh Authority, the ITC and the persons from whom the rights to televise the events may be acquired.

The Irish Government has indicated that it may introduce a list of designated events (pursuant to the Broadcasting (Major Events Television Coverage) Act 1999) in respect of television coverage in Ireland of certain events of major importance to Irish society. The Irish Cabinet adopted such a list of events on October 15, 2002, and is expected to present it to the Parliament shortly thereafter. It is too early to say what impact this legislation (following the introduction of the list) may have on our business in Ireland.

Our Telecommunications Licenses

We operate under a number of class licenses under the Telecommunications Act 1984 in relation to the technical side of our transmissions. The most important of these licenses relate to conditional access and access control services for digital transmissions. These are discussed further in the context of the UK’s implementation of European Community legislation under the heading “Transmission Standards Directive”.

European Community

The Television Without Frontiers Directive

The EC Television Without Frontiers (“TWF”) Directive 1989, as revised in 1997, sets forth basic principles for the regulation of broadcasting activity in the EC. In essence, it provides that each EC broadcasting service should be regulated, in respect of matters falling within the scope of the TWF Directive, by the authorities of one Member State (the “home Member State”) only and that certain minimum standards should be required by each Member State of all broadcasting services which the Member State’s authorities regulate. The UK, which is our home “Member State”, has adopted a variety of statutory and administrative measures to give effect to the requirements of the TWF Directive. The EC Commission is responsible for monitoring compliance and has authority to initiate infringement proceedings against Member States which fail properly to implement the TWF Directive. The European Commission is reviewing the provisions of the TWF Directive through a work programme, in consultation with all interested parties and we are not aware of any change having yet been made.

Programme Quotas

The TWF Directive requires Member States to ensure “where practicable and by appropriate means” that broadcasters reserve “a majority proportion of their transmission time” for European works. However, the term “where practicable and by appropriate means” has not been defined in the TWF Directive and is left for the interpretation of each Member State. In applying this rule, broadcast time covering news, games, advertisements, sports events, teletext and teleshopping services are excluded.

Sky News, Sky Sports News and Sky Sports 1, 2 and 3 currently devote a majority of relevant transmission time to works of European origin. The majority of programming on Sky One is not currently of European origin. Our movie channels consist largely of English language box office movies, supplied principally by US film studios.

Independent Productions

The TWF Directive also requires that Member States ensure “where practicable and by appropriate means” that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising, teletext and teleshopping services) or, at the option of the Member State, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be works produced within the five years preceding their transmission. Other than in respect of our movie channels (which consist largely of English language box office movies, supplied principally by US film studios), we believe that we are capable, without material adverse effect, of meeting any requirements as to independently produced works which may be imposed on us pursuant to these provisions of the TWF Directive.

Advanced Television Standards Directive

The EC has adopted a Directive on the use of standards for the transmission of television signals (the “Advanced Television Standards Directive”). The Advanced Television Standards Directive requires Member States to impose transmission standards on broadcasters of television services; to implement rules governing the provision of conditional access services to broadcasters wishing to provide encrypted digital television services; and to regulate the licensing of conditional access technology to manufacturers of digital decoders.

Technical Standards

The requirements on technical standards are administered by the ITC under the Broadcasting Act 1996. We believe that we are able to comply with the standards that have been laid down.

Conditional Access Services and Technology

The Advanced Television Services Regulations 1996 (the “Advanced Television Services Regulations”) implement the conditional access aspects of the Advanced Television Standards Directive in the UK. The regulation of conditional access for digital television services is by way of a class license issued under the Telecommunications Act 1984 by the Secretary of State for Trade and Industry, and administered by the Director General of Telecommunications (the “DG Telecoms”).

The principal requirements of this regime are:

•	that the provision of conditional access services to other broadcasters should be on fair, reasonable and non-discriminatory terms;

•	that providers of conditional access services should co-operate with the cable industry regarding transcontrol at the cable head end; and

•	that, where conditional access technology is licensed to manufacturers of digital decoders, such licences should be on fair, reasonable and non-discriminatory terms.

In May 2002, the Office of Telecommunications (“Oftel”) published a statement regarding the pricing of conditional access services and in October 2002 published revised guidelines on the pricing of conditional access services, which replaced guidelines issued in May 1999. It is too early to state what effect these revised guidelines may have on our business.

Access Control Services

The provision of access control services (which include services, other than conditional access services, that control access to digital television services) is also regulated by way of a class license issued under the Telecommunications Act 1984 by the Secretary of State for Trade and Industry. This class license is also administered by the DG Telecoms and adopts similar principles to the class license for digital conditional access services, although access control services are not referred to in the Advanced Television Standards Directive. Sky Subscribers Services Limited (“SSSL”) is designated a regulated supplier under this class license in respect of its activities in providing access control services to third parties on the digital satellite platform and it is, among other things, subject to the obligation to provide such access control services on fair, reasonable and non-discriminatory terms and not to favour related companies.

Regulation of Electronic Program Guides

The ITC’s 1997 Code of Conduct on Electronic Program Guides is binding on broadcasters licensed by the ITC to provide electronic program guide services. The Group has been licensed by the ITC to provide a digital electronic program guide, Sky Guide, for its digital satellite service. Sky is required to offer listings on Sky Guide on a fair, reasonable and non-discriminatory basis and to give analog terrestrial channels due prominence. The DG Telecoms asserts certain regulatory responsibilities in this area under his power to regulate conditional access services. Oftel and the ITC have proposed introducing a new joint code on Electronic Program Guides. A version of this joint code has yet to be published.

New EC Electronic Communications Directives

The EC brought into force in April 2002 a package of new Directives concerning the electronic communications sector (the “New Directives”). Member States have until July 25, 2003 to transpose the New Directives into national law and to implement their provisions. The Advanced Television Standards Directive is one of a number of existing EC Directives which is to be repealed by the New Directives. The New Directives will not, however, materially change the rules in the UK on conditional access and access control services as the existing “fair, reasonable and non-discriminatory” regime is to be carried across into the regulatory regime being introduced by the New Directives.

The New Directives will also permit national regulatory authorities (such as Oftel in the UK) to ensure accessibility for end users to digital radio and television broadcasting services, to impose obligations on operators to provide access control services and access to electronic program guides on fair, reasonable and non-discriminatory terms. SSSL and BSkyB respectively are already subject to such obligations in the UK.

The relevant UK authorities (notably Oftel and the Department of Trade & Industry) are currently consulting on the implementation of the New Directives in the UK. The main legislative instruments required to transpose the New Directives into UK law have yet to be published. The DTI has published for consultation the draft Electronic Communications (Market Analysis and Universal Service) Regulations 2002. Consultation recently ended and the DTI is currently considering the responses it has received. These regulations will transpose a number of the provisions of the New Directives into UK law. Once implemented, they will establish a framework to enable OFCOM to make proposals to identify markets on which it considers it appropriate to determine that a person has significant market power, and proposals for the setting of conditions under the New Directives to regulate such persons. Pending implementation, the UK authorities are unable to make any such determinations.

To date the UK authorities have also published a number of other consultation documents on draft versions of various guidelines which, once finalised, will provide guidance on the approach the authorities will take to the interpretation of key provisions of the New Directives. Oftel has also published details of a data gathering exercise it will commence shortly for the purposes of reviewing the state of competition in markets under the New Directives, in advance of their implementation.

BSkyB is currently not regulated by the Irish national telecommunication regulatory authority, the Office of the Director of Telecommunication Regulation (“ODTR”), as the services offered by BSkyB fall under the jurisdiction of Oftel and the ITC in the UK. The ODTR is, however, currently consulting on the implementation of the New Directives in Ireland and it is possible, depending on how they are implemented, that the ODTR may seek to regulate BSkyB’s and/or SSSL’s Irish operations.

Regulation of Competition (Anti-Trust)

We are subject to the EC competition law regime (administered by the EC Commission and by civil courts in each Member State) and to individual national regimes in the countries in which we operate, of which the principal country is the UK. We are also subject to specific competition regulation by the ITC under powers contained in the Broadcasting Acts.

UK Competition Law Regime

The Competition Act 1998

On March 1, 2000, the Competition Act 1998 came into force in the UK. It aligns UK domestic competition law with EC law, in particular Articles 81 and 82 of the EC Treaty.

Anti-competitive Agreements

The Chapter I prohibition of the Competition Act 1998, based on Article 81 (formerly Article 85) of the EC Treaty, prohibits agreements which have the object or effect of preventing, restricting or distorting competition in the UK. The anti-competitive nature of an agreement is judged according to its object and/or effect on competition. An agreement will only infringe the Chapter 1 prohibition if it is likely to have an appreciably restrictive effect on competition.

There are serious consequences for infringing the Chapter I prohibition:

•
where an infringement is found to be committed intentionally or negligently the Director General of Fair Trading (“the DGFT”) can impose fines of up to 10% of the UK turnover of each undertaking found to be infringing the Chapter 1 prohibition for each year the infringement was ongoing, up to a maximum of three years;

•	agreements in breach are void and unenforceable in whole or in part; and

•	third parties who have suffered loss from the operation of agreements or conduct which infringe the Chapter 1 prohibition may be entitled to recover damages or seek other remedies in the courts.

•	the DGFT has the power to give directions to bring the infringement to an end.

Agreements which breach the Chapter I prohibition are capable of exemption where their beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be substantially eliminated and that no unnecessary restrictions are accepted by the parties.

Abuse of a Dominant Position

The Chapter II prohibition of the Competition Act 1998 is based closely on Article 82 (formerly Article 86) of the EC Treaty and prohibits anti-competitive behaviour by dominant firms. Where a company intentionally or negligently infringes the Chapter II prohibition it may be penalised with fines of up to a maximum of 10% of its total UK turnover for each year it is found to be in breach, up to a maximum of three years. The DGFT also has the power to give directions to bring the infringement to an end. Third parties such as customers and competitors may be able to seek from the court an injunction to prevent conduct in breach of the Chapter II prohibition. As in the case of a breach of the Chapter I prohibition, third parties may be entitled to seek damages where they have suffered loss as a result of conduct in breach of the Chapter II prohibition.

Effect on Our Affairs

On December 5, 2000, the Office of Fair Trading (“OFT”) announced that it was to conduct a Competition Act inquiry into BSkyB’s activities, in particular the wholesale supply of its premium channels to third party distributors in the UK. This inquiry followed an OFT review throughout 2000 of undertakings given by BSkyB in 1996 to meet concerns then identified by the OFT about the wholesale supply of BSkyB’s channels.

On December 17, 2001, the OFT announced that it had issued a “Rule 14 Notice” to BSkyB (essentially a statement of the OFT’s case against BSkyB) and that it proposed to make a decision that BSkyB had behaved anti-competitively, infringing the Competition Act, in respect of the wholesale terms on which it supplied its premium channels to each of ntl, Telewest and ITV Digital in the period from March 1, 2000, to June 30, 2001.

On January 18, 2002, the Group informed the cable companies and ITV Digital that it was modifying its wholesale prices for its premium channels to be consistent with the OFT’s new position on wholesale pricing set out in its Rule 14 Notice. The effect of these new wholesale prices has been broadly neutral on the Group’s wholesale revenue. These prices were modified further with effect from July 1, 2002, again for consistency with the OFT’s statements. The effect of these new wholesale prices is expected to be broadly neutral on the Group’s wholesale revenue. Both of these sets of modifications addressed, but in no way implied acceptance of, the allegations made by the OFT against the Group in its Rule 14 Notice.

BSkyB’s rights of defence commenced with the issue by the OFT of the Rule 14 Notice and, in April and May 2002, BSkyB submitted written and oral representations to the OFT on its Rule 14 Notice. BSkyB is now waiting for the OFT to respond. If the OFT reaches an adverse finding, BSkyB has an automatic right of appeal to the Competition Commission Appeal Tribunal on the merits of the adverse decision and a further right of appeal from the Competition Commission Appeal Tribunal to the UK Court of Appeal on points of law and on the magnitude of any fine. Should the final decision find that we have infringed the Competition Act 1998, there may be adverse consequences for us. Where a company has infringed the Competition Act, it may be fined up to a maximum of 10% of its total UK turnover for each year it is found to be in breach, up to a maximum of three years. In addition, third parties, such as customers and competitors, may be entitled to seek damages where they have suffered loss as a result of conduct in breach of the Competition Act 1998.

In November 2001, the arrangements relating to the attheraces joint venture (made between Arena Leisure plc, the Group, Channel Four Television Corporation and The Racecourse Association Limited) were notified to the OFT seeking either a clearance or exemption under Chapter I of the Competition Act 1998. The OFT is currently considering the notification.

Fair Trading Act 1973

Monopolies

The monopoly provisions of the Fair Trading Act 1973 provide, inter alia, for the review of markets by the DGFT to identify enterprises which alone (“scale monopoly”), or together with others (“complex monopoly”), supply or acquire over 25% of the goods or services of any description in the UK or in any part of the UK. The Competition Act 1998 confers “search and seize” powers on the DGFT in relation to his monopoly jurisdiction.

The DGFT (or, on telecommunications matters the DG Telecoms) may refer a monopoly situation to the Competition Commission (“CC”) for a detailed inquiry although he may, in each case, accept undertakings or assurances (the latter being a form of informal undertaking) instead of making a reference. The CC may recommend action where it finds that there are matters operating, or which can be expected to operate, against the public interest.

Ultimately, the Secretary of State has extensive powers to impose remedial action (including divestment and the imposition of conditions on the contracts, pricing policies and other conduct of the enterprises) either through undertakings negotiated by the DGFT or by secondary legislation.

Mergers

The DGFT also has a duty to keep under review mergers and the acquisitions of minority holdings which confer control over an enterprise for the purposes of the mergers provisions of the Fair Trading Act 1973. The DGFT advises the Secretary of State on transactions which qualify for investigation under these provisions and the Secretary of State may clear the transaction and/or take certain undertakings or assurances from the enterprises concerned or refer them to the CC for investigation and consideration against the broad public interest test laid down in the Fair Trading Act 1973. The powers of the Secretary of State in relation to a merger investigation by the CC are very similar to those described above in relation to a monopolies investigation.

Effect on our Affairs

In July 1996, BSkyB gave a number of undertakings to the DGFT to meet concerns about competition in the alleged market for wholesale pay-TV, identified by the OFT following a review under the monopoly provisions of the Fair Trading Act 1973 of BSkyB’s business. In those undertakings, BSkyB agreed to set for cable operators a separate wholesale price for certain BSkyB channels together with discount structures, set out in a published ratecard, which are approved by the DGFT. On January 11, 2000, the OFT announced that it was to review the undertakings given to the DGFT in 1996.

The review lead to the OFT announcing on December 5, 2000 that BSkyB was to be released from two of the undertakings given to the DGFT in July 1996 and on April 2, 2001, the OFT announced that BSkyB need not observe a further two undertakings. BSkyB has continued to comply with the remainder of the undertakings given to the DGFT in July 1996.

In May 2001, the Secretary of State cleared under the merger control provisions of the Fair Trading Act 1973 the acquisition by BSkyB of a controlling interest in the BiB joint venture subject to a single undertaking from BSkyB. The undertaking provides that BSkyB will provide to distributors of its premium channels the option either to receive a signal free of interactive icons or, where the distributor distributes an interactive or enhanced service, to receive a signal that includes interactive icons.

In August 2001, the Secretary of State accepted undertakings from BSkyB which provide that BSkyB will not acquire control of Manchester United PLC, or any option which would confer direct or indirect control of Manchester United PLC, without the prior written consent of the Secretary of State. These undertakings were given by BSkyB following the decision by the Secretary of State, in April 1999, to block the proposed acquisition by BSkyB of Manchester United PLC under the merger control provisions of the Fair Trading Act 1973.

ITC Competition jurisdiction

Broadcasting Act 1990

The ITC has duties to promote competition in the provision of the television services it regulates under Section 2 of the Broadcasting Act 1990. In the exercise of this jurisdiction the ITC carries out investigations and remedies any problems that it finds by the imposition of license conditions and/or directions on one or more broadcasters. It may impose fines if such a license condition or direction is subsequently breached.

Effect on Our Affairs

There have been no rulings by the ITC that have had a material adverse effect on our business since June 30, 2001.

Irish Competition Law Regime

BSkyB’s operations in Ireland are subject to the Irish competition law regime outlined below.

Irish Competition Act 2002

Anti-competitive agreements and abuse of a dominant position

The Irish Competition Act 2002 (the “Act”), which came into force on July 1, 2002 (save for the merger provisions), strengthens and modernises existing Irish legislation on competition law and merger regulation. It replaces the Mergers Acts 1978-1996 and the Competition Acts 1991 & 1996. The Act also confers powers on the Irish Competition Authority to apply European Community competition law (Articles 81 and 82 of the EC Treaty), for the first time, in addition to Irish competition law, though not to issue exemptions under Article 81(3), as that still requires a change in legislation at EU level.

The Act retains the basic prohibitions, based on Articles 81 and 82 of the EC Treaty, of earlier legislation. Section 4 of the Act prohibits agreements which have the object or effect of preventing, restricting or distorting competition in Ireland, subject to possible exemption where their beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be substantially eliminated and that no unnecessary restrictions are accepted by the parties. Section 5 of the Act prohibits abuse of a dominant position in Ireland or any part of Ireland.

The Act distinguishes between “hard core” and other less serious offences. Hard core offences include price fixing, restricting output and market sharing.

Agreements may be void and unenforceable in whole or in part under section 4 or conduct outlawed under section 5 of the Act. Third parties who have suffered loss as a result of breaches of these provisions are able to sue for damages, exemplary damages, injunctions and/or declarations. Undertakings and individuals can be fined the greater of €4 million or 10% of worldwide turnover for breaching these prohibitions. The Irish courts also treat breaches of Irish competition law as constituting a criminal offence — individuals can be imprisoned for up to two years (though up to five years in the case of hard core offences), as well as being fined and bearing civil liability for their actions. The Act also provides that breaches of Articles 81 and 82 will, for the first time, constitute criminal offences under Irish law, punishable by imprisonment as under the domestic law.

The Act has abolished the notification regime for individual agreements. As of July 1, 2002, companies will need to rely on “self assessment”, following any guidance issued by the Competition Authority.

The Act also alters the burden of proof for cartels — now, where a cartel is proved to exist, it is presumed to prevent, restrict or distort competition (this presumption is rebuttable). “Ignorance” of the cartel is no longer a valid defence for individuals involved. “Whistle blowers” will also be given greater statutory protection.

The Act introduces new powers of enforcement, exercisable by the Competition Authority. Competition Authority officers have also been given enhanced search and entry powers. In addition to their current dawn raid powers for business premises, the Act enables officers, authorised under court order, to search and enter the homes of individuals and to seize evidence.

Merger control

The Irish merger control regime has also been amended by the Act, with these provisions due to come into force on January 1, 2003. The Act introduces a new definition of “concentration” (covering both mergers and acquisitions) and a revised set of financial thresholds. The Act contemplates a “compulsory” and a “voluntary” system of notifications. Transactions above the financial thresholds set out in the Act must be notified to the Competition Authority but those transactions which fall below the thresholds may still be notified on a voluntary basis. Media mergers continue to be reviewed under a distinct regime. The Competition Authority must take into account a range of criteria and the Minister for Enterprise, Trade & Employment will continue to be involved in such transactions, albeit to a limited extent.

Proposed Legislation

The Enterprise Bill

Proposed legislation currently before the UK parliament (the Enterprise Bill) will introduce a number of reforms to UK competition law. These reforms will include:

•
the creation of a criminal cartel offence for those participating in arrangements involving price fixing, market sharing, bid rigging or limitations of production. This criminal offence will operate alongside the existing civil regime under the Competition Act 1998. Investigations will be carried out by the OFT and the Serious Fraud Office. The maximum penalty for infringement will be up to five years’ imprisonment or a fine, or both;

•	the introduction of provisions enabling company directors to be disqualified for involvement in (or failure to take steps to prevent) a breach of UK or EC competition law;

•	the introduction of a number of changes to the UK merger control regime. In particular, the role of the Secretary of State in the merger control process will be significantly reduced; and

•
the replacement of the current monopoly inquiry regime of the Fair Trading Act 1973 with a new market investigation regime that will continue to be administered by the OFT and CC. As with the merger regime it is intended that the role of the Secretary of State in the decision making process will largely be removed.

No date has yet been set for the coming into force of the legislation currently embodied in the Enterprise Bill.

Draft UK Communications Bill

The UK Government published a draft Communications Bill (the “Draft Bill”) in May 2002. The policies introduced by the Draft Bill relate to the reformation of the broadcasting and telecommunications regulatory regimes in the UK. The Draft Bill will establish a new framework under the jurisdiction of a new single unified regulator, the Office of Communications (“OFCOM”), which will replace five existing regulatory bodies responsible for these sectors, including Oftel and the ITC.

The Draft Bill aims to be deregulatory and to recognise the converging nature of the broadcasting and telecommunications industries. The main aims of the Draft Bill are: to simplify and liberalise the rules on media ownership; to modify the regulatory regime for electronic communications, including transporting the provisions of the New Directives into UK law; to introduce a new system for the management of spectrum designed both to ensure efficient use of spectrum and to protect the quality of spectrum (this system, which would be subject to extensive consultation prior to implementation, will include a charging mechanism for spectrum reserved for satellite downlinks and, in the longer term, spectrum trading); to establish the ongoing role, remit and regulatory position of public service broadcasting in the UK; to amend the licensing and regulatory regime for independent television and radio services in the UK; and to enable OFCOM to exercise powers under the Competition Act 1998 and Fair Trading Act 1973 in the communications sector, concurrently with the OFT.

The Draft Bill was subject to public consultation during the summer of 2002, and the Government is currently reviewing the responses to this consultation exercise. It is expected that the Bill itself will be published before the end of 2002, when it will be laid before the UK Parliament for debate. The Government’s aim is for the Bill to become law (as the Communications Act 2003) by late summer 2003. It is too early to assess what effect this proposed legislation will have on our business.

European Community Regime

Anti-Competitive Agreements

Article 81(1) (formerly Article 85(1)) of the EC Treaty renders unlawful agreements and concerted practices which may affect trade between Member States and which have as their object or effect the prevention, restriction or distortion of competition within the Common Market (that is, the Member States of the EC collectively). An agreement may infringe Article 81 only if it is likely to have an appreciable restrictive effect on competition. Article 81(2) makes offending provisions (and, in some cases, the entire agreement) void. Article 81(3) allows for exemption from the provisions of Articles 81(1) and 81(2) for agreements whose beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, the competition will not be substantially eliminated and that no unnecessary restrictions are accepted by the parties.

Abuse of a Dominant Position

Article 82 (formerly Article 86) of the EC Treaty prohibits abuse by one or more enterprises of a dominant market position in the Common Market or a substantial part of it, insofar as the abuse may affect trade between Member States.

Enforcement of Articles 81 and 82

The EC Commission has the exclusive right to grant exemptions under Article 81(3). This may be by specific exemption for an individual agreement or “block” exemption for classes of agreements. The EC Commission may require an agreement to be amended (including as to scope of exclusivity and/or duration) as a condition to granting an exemption and may impose behavioural conditions applying during the life of the agreement.

The EC Commission has power, where it issues an infringement decision in relation to Article 81 or Article 82 and it has found that an undertaking has committed an infringement intentionally or negligently, to impose substantial fines (up to 10% of a group’s turnover in the preceding year) and to make orders prohibiting operation of the infringing terms or conduct. It may also take interim measures in certain cases. In the case of agreements, notification of potentially infringing agreements to the EC Commission under Article 81 with a request for an exemption under Article 81(3) normally protects against the risk of fines from the date of notification.

It is possible for a third party who suffers loss as a result of the performance of an agreement which infringes Article 81(1) or as a result of a breach of Article 82 to claim damages in a national court to compensate it for its quantifiable loss. National courts may also issue injunctions (on a final or interim basis) to restrain actual or threatened infringements of Article 81(1) or Article 82.

Mergers

Council Regulation (EEC) No. 4064/89 as amended by Council Regulation No. 1310/97 (the “Merger Regulation”) contains a mandatory regime regulating mergers, full function joint ventures (i.e. ones which perform on a lasting basis all the functions of an autonomous economic entity) and the acquisition of holdings which confer decisive influence over an enterprise and which meet the turnover thresholds specified in the Merger Regulation. Such transactions cannot be carried out without prior approval from the EC Commission to which it can attach conditions. Where the EC Commission has jurisdiction under the Merger Regulation, national authorities do not normally have jurisdiction.

Effect On Our Affairs

In March 2000, the EC Commission approved our purchase of a 24% stake in KirchPayTV, subject to commitments, under the Merger Regulation. This approval is subject to an appeal to the European Court of First Instance by the German public service broadcaster, ARD. An oral hearing took place in January 2002 and the decision of the Court is awaited. Meanwhile, the appeal does not affect our ownership interest in KirchPayTV. See — History and Development of the Company and Business Overview — KirchPayTV GmbH & Co. KGaA (“KirchPayTV”).

On July 11, 2001, the EC Commission indicated to BSkyB that it had received a complaint suggesting that a number of agreements between BSkyB and channel suppliers contained exclusivity clauses which infringed Article 81 and/or Article 82 of the EC Treaty. The Commission indicated that it intended to assess the compatibility of the channel supply agreements referred to in the complaint with EC rules on competition and in particular Articles 81 and Article 82 of the EC Treaty. The Company has to date cooperated with the EC Commission in its investigation which has not yet been concluded.

The EC Commission has commenced investigations into a number of agreements, decisions or practices leading to the acquisition of broadcasting rights to football events within the EEA, including the sale of exclusive broadcast rights to Premier League football by The Football Association Premier League Limited (“FAPL”). It is too early to assess whether the investigation will have any impact on BSkyB’s current agreements for FAPL rights, which were notified to the EC Commission on June 21, 2002 seeking either a clearance or exemption from Article 81 of the EC Treaty. The FAPL has also notified the rules of the FAPL to the EC Commission.

The EC Commission has indicated that it is investigating, or is considering whether to investigate, the terms on which movies produced by major US movie studios are supplied to distributors, including pay TV operators, throughout the European Union. At this stage BSkyB is unable to determine whether, in the event the EC Commission pursues its investigations, it will have a material effect on BSkyB.